UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COPANO ENERGY, L.L.C.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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February 26, 2008
AN IMPORTANT REMINDER
To Unitholders of Copano Energy, L.L.C.:
     A proxy statement in connection with the March 13, 2008 Special Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”) regarding a proposal to approve a proposed change to the terms of our Class E Units was mailed to you on or about February 4, 2008. According to our records, we have not received your proxy card for this important meeting.
     At the Special Meeting, Unitholders of the Company are being asked to consider the following proposal:
Approval of a proposed change to the terms of our Class E units to provide that, upon payment of the Company’s cash distribution attributable to the third quarter of 2008, the Class E Units will convert automatically into common units, which the Company would issue to the Class E Unitholders upon conversion.
     The Board of Directors of the Company believes the proposal is in the best interest of the Company and its Unitholders, and recommends that you vote “FOR” the proposal. The proposal and the reasons for the Board of Directors’ recommendation are more fully set forth in the proxy statement previously mailed to you.
     Regardless of the number of units you own, it is important that they are represented and voted at the meeting. We respectfully request that you sign, date and mail the duplicate proxy or vote via the internet or by telephone. Each of these methods are detailed on the enclosed duplicate proxy card. Your interest and participation in the affairs of the Company are greatly appreciated.
     Thank you for your continued support.

Very truly yours,

Douglas L. Lawing
Senior Vice President, General Counsel and Secretary

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ACCEPT OUR THANKS AND DISREGARD THIS REQUEST